Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Iron Mountain Incorporated
Stephen P. Golden
(617) 535-4799

IRON MOUNTAIN INCORPORATED ANNOUNCES COMPLETION
OF CASH TENDER OFFER

BOSTON, MA – May 7, 2003 - Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, announced today that its cash tender offer for all of its outstanding 8-3/4% Senior Subordinated Notes due 2009 (the “Notes”) expired last night as of 12:00 midnight.  Iron Mountain received tenders from the holders of $143,317,000, or 65.1%, of the aggregate principal amount of the Notes outstanding, leaving $76,683,000 untendered and still outstanding.

In conjunction with the tender offer, Iron Mountain solicited and obtained consents from the registered holders of the Notes to affect certain amendments to the Indenture governing the Notes.  This enabled the Company to eliminate or modify certain covenants and related provisions in the Indenture governing the Notes.  Iron Mountain previously announced that it has called all remaining outstanding Notes for redemption in accordance with the Indenture governing the Notes.

Bear, Stearns & Co. Inc. was the dealer manager for the tender offer and solicitation agent for the consent solicitation.  Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free).

ABOUT IRON MOUNTAIN

Iron Mountain Incorporated is the world’s trusted partner for outsourced records and information management services.  Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

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